EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROSOFT SENDS LETTER TO YAHOO! BOARD OF DIRECTORS

REDMOND, Wash. — April 5, 2008 — Microsoft Corp. (NASDAQ: MSFT) today sent the following letter to the Yahoo! Inc. (NASDAQ: YHOO) Board of Directors:

April 5, 2008

Board of Directors

Yahoo! Inc.

701 First Avenue

Sunnyvale, CA 94089

Dear Members of the Board:

It has now been more than two months since we made our proposal to acquire Yahoo! at a 62% premium to its closing price on January 31, 2008, the day prior to our announcement. Our goal in making such a generous offer was to create the basis for a speedy and ultimately friendly transaction. Despite this, the pace of the last two months has been anything but speedy.

While there has been some limited interaction between management of our two companies, there has been no meaningful negotiation to conclude an agreement. We understand that you have been meeting to consider and assess your alternatives, including alternative transactions with others in the industry, but we’ve seen no indication that you have authorized Yahoo! management to negotiate with Microsoft. This is despite the fact that our proposal is the only alternative put forward that offers your shareholders full and fair value for their shares, gives every shareholder a vote on the future of the company, and enhances choice for content creators, advertisers, and consumers.

During these two months of inactivity, the Internet has continued to march on, while the public equity markets and overall economic conditions have weakened considerably, both in general and for other Internet-focused companies in particular. At the same time, public indicators suggest that Yahoo!’s search and page view shares have declined. Finally, you have adopted new plans at the company that have made any change of control more costly.

By any fair measure, the large premium we offered in January is even more significant today. We believe that the majority of your shareholders share this assessment, even after reviewing your public disclosures relating to your future prospects.

Given these developments, we believe now is the time for our respective companies to authorize teams to sit down and negotiate a definitive agreement on a combination of our companies that will deliver superior value to our respective shareholders, creating a more efficient and competitive company that will provide greater value and service to our customers. If we have not concluded an agreement within the next three weeks, we will be compelled to take our case directly to your shareholders, including the initiation of a proxy contest to elect an alternative slate of directors for the Yahoo! board. The substantial premium reflected in our initial proposal anticipated a friendly transaction with you. If we are forced to take an offer directly to your shareholders, that action will have an undesirable impact on the value of your company from our perspective which will be reflected in the terms of our proposal.

It is unfortunate that by choosing not to enter into substantive negotiations with us, you have failed to give due consideration to a transaction that has tremendous benefits for Yahoo!’s shareholders and employees. We think it is critically important not to let this window of opportunity pass.

Sincerely yours,

Steven A. Ballmer

Chief Executive Officer

Microsoft Corporation

About Microsoft

Founded in 1975, Microsoft (NASDAQ: MSFT) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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This release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This material is not a substitute for the prospectus/proxy statement Microsoft Corporation would file with the Securities and Exchange Commission (the “SEC”) if an agreement between Microsoft Corporation and Yahoo! Inc. is reached or any other documents which Microsoft Corporation may file with the SEC and send to Yahoo! stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF YAHOO! INC. ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of any documents filed with the SEC by Microsoft Corporation through the web site maintained by the SEC at www.sec.gov. Free copies of any such documents can also be obtained by directing a request to Investor Relations Department, Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052-6399.

Microsoft Corporation and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Microsoft Corporation’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended June 30, 2007, which was filed with the SEC on August 3, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on September 21, 2007. Other information regarding the participants in a proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement filed in connection with the proposed transaction.

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as Microsoft Corporation’s ability to achieve the synergies and value creation contemplated by the proposed transaction, Microsoft Corporation’s ability to promptly and effectively integrate the businesses of Yahoo! Inc. and Microsoft Corporation, the timing to consummate the proposed transaction and any necessary actions to obtain required regulatory approvals, and the diversion of management time on transaction-related issues. For further information regarding risks and uncertainties associated with Microsoft Corporation’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft Corporation’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft Corporation’s Investor Relations department at (800) 285-7772 or at Microsoft Corporation’s website at http://www.microsoft.com/msft.

All information in this release is as of April 5, 2008. Microsoft Corporation undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

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For more information, press only:

Rapid Response Team

Waggener Edstrom Worldwide

(503) 443-7070

rrt@waggeneredstrom.com

Joele Frank, Wilkinson Brimmer Katcher

Joele Frank/Eric Brielmann/Jamie Moser

(212) 355-4449

Financial analysts and investors only:

Colleen Healy, General Manager

Investor Relations

(425) 706-3703

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